Exhibit 3
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
QUAD/GRAPHICS, INC.
(As Amended Through May 23, 2019)
ARTICLE I
The name of the corporation is Quad/Graphics, Inc.
ARTICLE II
The purposes for which the corporation is organized are to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law.
ARTICLE III
The aggregate number of shares which the corporation shall have the authority to issue is two hundred five million five hundred thousand (205,500,000) shares, divided into four (4) classes consisting of:

(a)	one hundred five million (105,000,000) shares designated as “Class A Common Stock,” with a par value of Two and One-Half Cents ($.025) per share;

(b)	eighty million (80,000,000) shares designated as “Class B Common Stock,” with a par value of Two and One-Half Cents ($.025) per share;

(c)	twenty million (20,000,000) shares designated as “Class C Common Stock,” with a par value of Two and One-Half Cents ($.025) per share; and

(d)	five hundred thousand (500,000) shares designated as “Preferred Stock,” with a par value of One Cent ($.01) per share.
The Class A Common Stock, the Class B Common Stock and the Class C Common Stock are hereinafter sometimes referred to collectively as the “Common Stock”. Any and all such shares of Common Stock and Preferred Stock may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors. Any and all such shares so issued, the full consideration for which has been paid, shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments except as otherwise provided by applicable law of the State of Wisconsin or any other state in which the corporation holds a certificate of authority to do business. The relative rights, preferences and limitations of each class shall be as follows:

(A)     Common Stock
Except as provided in this Article III, the Class A Common Stock, the Class B Common Stock and the Class C Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters, including the following: if there should be any distribution of property, merger, consolidation, purchase or acquisition of property or stock, asset transfer, division, share exchange, recapitalization or reorganization of the corporation, the holders of the Class A Common Stock, the holders of Class B Common Stock and the holders of Class C Common Stock shall receive the property, shares of stock, other securities or rights or other assets as would be issuable or payable upon such distribution, merger, consolidation, purchase or acquisition of such property or stock, asset transfer, division, share exchange, recapitalization or reorganization in proportion to the number of shares held by them, respectively, without regard to class.
(1)    Dividends, Combinations and Subdivisions

(a)
The holders of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock shall be entitled to receive, when and as declared by the Board of Directors, such dividends, including share distributions (as defined in subparagraph (A)(l)(b)), as may be declared from time to time by the Board of Directors subject to any limitations of applicable law of the State of Wisconsin and to the rights of the holders of the Preferred Stock, and provided that dividends are paid pro rata to the holders of all classes of Common Stock and provided further that, in the event of a share distribution, such pro rata distribution shall be made in accordance with subparagraph (A)(l)(b).

(b)
If at any time a distribution is to be paid in Class A Common Stock, Class B Common Stock or Class C Common Stock (a “share distribution”), such share distribution may be declared and distributed only as follows:

(i)
Shares of one class of Common Stock (the “first class”) may be distributed on shares of that class, provided that there is declared and paid a simultaneous distribution of shares of the other classes of Common Stock (the “second and third classes”) to the respective holders of the second and third classes, where such simultaneous distribution shall consist of a number of shares of the respective second and third classes equal on a per share basis to the number of shares of the first class which are distributed to holders of the first class.

(ii)
Notwithstanding subsection (l)(b)(i) of Section A of this Article III and subject to any limitations of the law of the State of Wisconsin or as set forth herein, shares of the first class may be distributed on shares of the second and third classes, provided that there is declared and paid a simultaneous distribution of shares of the first class to holders of shares of the first class, which simultaneous distribution shall consist of a number of shares of the first class equal on a per share basis to the number of shares of the first class which are distributed to holders of the second and third classes. In no event shall shares of Class C Common Stock be distributed to holders that do not satisfy the ownership requirements set forth in subparagraph (A)(4)(c) of this Article III pertaining to qualified employee benefit plans.

(c)
The corporation shall not combine or subdivide shares of the first class without making a simultaneous combination or subdivision of shares of the second and third classes which is equal on a per share basis to the combination or subdivision of the shares of the first class.

(2)    Voting
Voting power shall be divided between the Class A Common Stock, Class B Common Stock and Class C Common Stock as follows:

(a)
Except as provided in subparagraph (A)(2)(b) of this Article III, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall in all matters vote together as a single class subject to any voting rights which may be granted to holders of Preferred Stock, provided that the holders of Class A Common Stock shall have one vote per share, the holders of Class B Common Stock shall have ten votes per share and the holders of Class C Common Stock shall have ten votes per share.

(b)
The holders of Class A Common Stock, the holders of Class B Common Stock and the holders of Class C Common Stock shall be entitled to vote as separate classes on such other matters as may be required by the law of the State of Wisconsin to be submitted to such holders voting as separate classes.

(c)
Notwithstanding anything in this subparagraph (A)(2) to the contrary but subject to any voting rights which may be granted to holders of Preferred Stock, the holders of any class of Common Stock shall have exclusive voting power on all matters at any time when no other classes of Common Stock are issued and outstanding.

(3)    Conversion

(a)
Voluntary Conversion. Each holder of Class B Common Stock and Class C Common Stock may at any time or from time to time, in such holder’s sole discretion and at such holder’s option, convert any whole number of shares of or all of such holder’s Class B Common Stock or Class C Common Stock into fully paid and nonassessable Class A Common Stock at the rate (subject to adjustment as hereinafter provided) of one (1) share of Class A Common Stock for each share of Class B Common Stock or Class C Common Stock surrendered for conversion. Any such conversion may be effected by any holder of Class B Common Stock or Class C Common Stock surrendering such holder’s certificate or certificates for the Class B Common Stock or Class C Common Stock to be converted, duly endorsed, at the office of the corporation or any transfer agent for the Class B Common Stock or Class C Common Stock, together with a written notice to the corporation at such office that such holder elects to convert all or a specified number of shares of Class B Common Stock or Class C Common Stock and stating the name or names in which such holder desires the certificate or certificates for such Class A Common Stock to be issued. Promptly thereafter, the corporation shall issue and deliver to such holder or such holder’s nominee or nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (or, in the event ownership is recorded in “book entry” form, a share statement reflecting ownership of such shares). Such conversion shall be deemed to have been made at the close of business at the date of such surrender, and the person or persons entitled to receive the Class A Common Stock issuable on such conversion shall be treated for all purposes as the recordholder or holders or such Class A Common Stock on that date. The issuance of certificates, if any, for shares of Class A Common Stock upon conversion of shares of Class B Common Stock or Class C Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate or “book entry” entry is to be issued or made, as applicable, in a name other than that of the holder of the share or shares of Class B Common Stock or Class C Common Stock converted, the person or persons requesting the issuance thereof shall pay to the corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the corporation that such tax has been paid.

(b)
Adjustment of Conversion Ratio; No Fractional Shares. In the event that, prior to the conversion of all shares of Class B Common Stock or Class C Common Stock into Class A Common Stock, any one class of Common Stock is changed into, exchanged for or reclassified into a different number of shares of outstanding securities of the corporation, or any other corporation or entity, without such action being taken on a proportionate basis with respect to the other classes of Common Stock, whether such change, exchange or reclassification occurs through a reorganization, recapitalization, stock dividend, stock split, combination of shares, merger, consolidation or otherwise, then the conversion rate specified above and in clause (A)(4)(b)(iii) of this Article III shall be appropriately and equitably adjusted by the Board of Directors to reflect such action.

No fraction of a share of Class A Common Stock shall be issued on conversion of any Class B Common Stock or Class C Common Stock, but, in lieu thereof, the corporation shall pay in cash therefor the pro rata fair market value of any such fraction. Such fair market value shall be based, (i) in the case of securities traded on a national securities exchange, on the last sale price for such securities on the business day next prior to the date such fair market value is to be determined (or, in the event no sale is made on that day, on the last preceding date on which a sale was made on such exchange) or (ii) in the case of securities that are not traded on a national securities exchange, but that are traded in an over-the-counter market, on the last sales price for such securities on the business day next prior to the date such fair market value is to be determined (or, in the event no sale is made on that day, the average of the closing bid and asked prices for that day on the principal over-the-counter-market on which Class A Common Stock is traded) or (iii) in the event there is no public trading market for such securities, the fair market value on that day determined by a qualified independent appraisal expert in evaluating securities and appointed by the Board of Directors of the corporation. Any such determination of fair market value shall be final and binding on the corporation and each holder of Class A Common Stock, Class B Common Stock or Class C Common Stock.
(4)    Restrictions on Ownership or Transfer

(a)	Definitions. For purposes of this paragraph (A)(4), the following definitions shall apply:

(i)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(ii)
“Family Group” shall mean (1) Betty E. Quadracci, (2)  the issue (within the meaning of Section 851.13 of the Wisconsin Statutes) of Betty E. Quadracci, (3) a spouse of an issue of Betty E. Quadracci, 4) a widow or widower of an issue of Betty E. Quadracci, (5) the estate of any individual described in (1)–(4), (6) any trust created by will or inter-vivos for so long as the sole current beneficiaries of such trust are one or more individuals described in (1)-(4), (7) any entity for so long as such entity is wholly owned and controlled by any one or more individuals described in (1)-(4), (8) any entity described in Section 4947(a)(1) or (2) of the Code and (9) any entity to which contributions would be deductible under Sections 2522 or 2055 of the Code.

(iii)
“Purchase Price” shall mean, per share of Class B Common Stock on a particular date, the last sales price of a share of the Class A Common Stock on such date on the national securities exchange on which the Class A Common Stock is then traded, or if no sales of Class A Common Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange. If the Class A Common Stock is not listed on a national securities exchange, but are traded in an over-the-counter market, the Purchase Price shall mean the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) of a share of Class A Common Stock on such date, or on the last preceding date on which there was a sale of shares of Class A Common Stock on that market, will be used. If the Class A Common Stock is neither listed on a national securities exchange nor traded in an over-the-counter market, “Purchase Price shall mean the price most recently determined by a qualified independent appraisal expert in evaluating securities selected by the Board of Directors of the corporation to appraise the respective values of Class A Common Stock, Class B Common Stock and Class C Common Stock. If no independent appraisal has been done for the class of Common Stock in question within one (1) year prior to the date in question, then the Purchase Price shall be determined by agreement of the parties, failing which the parties shall submit the matter of valuation of the shares to an independent appraiser mutually agreed upon whose fees shall be shared equally by the corporation and the shareholder, and the decision of such appraiser shall be final and binding on all parties.

(iv)	“Transfer” shall mean any direct or indirect sale, gift, assignment or other transfer of any ownership or voting interest in any share of Common Stock, including, without limitation:

(1)
any sale, contract to sell, sale by the holder of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, loan or other direct or indirect transfer or disposal of: (a) any shares of Class B Common Stock or Class C Common Stock; (b) any securities convertible into or exercisable or exchangeable for shares of Class B Common Stock or Class C Common Stock; or (c) any shares of Class A Common Stock into which the shares of Class B Common Stock or Class C Common Stock are convertible; or

(2)
entry into any swap or other arrangement (including contracting to sell, selling, transferring, granting any kind of option to purchase, making any short sale or otherwise disposing of any shares) that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of any class of Common Stock.

Notwithstanding the foregoing, “Transfer” shall not include

(3)	the classification of a share as marital property or community property under applicable state laws (so long as the transferor holder of shares in whose name the share is recorded on the records of the corporation retains sole and exclusive rights of management and control over the share), or a subsequent reassignment of the transferee spouse’s marital or community interest back to the transferor holder;

(4)
any pledges; provided, however, unless and until a holder shall have notified the corporation in writing of such pledge, the corporation shall not be bound to recognize the interest of any pledgee in such share, and provided further that the pledgee shall acquire no rights in such share greater than the rights of the pledgor therein. No sale or other Transfer of a share pledged by a holder, upon foreclosure or other enforcement of such pledge, shall be valid or effective unless at least five days’ advance notice of such sale or other Transfer shall have been given in writing to the corporation. The occurrence of such foreclosure sale or other Transfer pursuant to due notice to the corporation shall be subject to purchase under the option provided in subparagraph (A)(4)(b)(ii) of this Article III. If such share shall be purchased by the corporation pursuant to such subparagraph, then the Purchase Price shall be paid over to the pledgor, the pledgee and/or the foreclosure purchaser as their respective interests may appear;

(5)	any conversion of any shares of Class B Common Stock or Class C Common Stock into Class A Common Stock in accordance with the provisions of these Amended and Restated Articles of Incorporation;

(6)
the exchange or conversion of shares of Common Stock pursuant to any transaction consummated pursuant to the Wisconsin Business Corporation Law (or other then applicable state business corporation law) that is approved by the shareholders of the corporation; or

(7)
the giving of a revocable proxy or consent in response to a public proxy or consent solicitation pursuant to, and in accordance with, the applicable rules and regulations under the Securities Exchange Act of 1934, as amended.

(b)	Class B Common Stock. Shares of Class B Common Stock of the corporation may not be sold or otherwise Transferred except in accordance with the provisions of this subparagraph (A)(4)(b).

(i)	Certain Voluntary Transfers. Shares of Class B Common Stock may be Transferred by any holder to the corporation or to a member of the Family Group during lifetime or at death.

(ii)
Certain Involuntary Transfers. Whenever a shareholder of Class B Common Stock has any notice or knowledge of any attempted, impending or consummated foreclosure sale or other involuntary Transfer of any of his, her or its Class B Common Stock (except for Transfers resulting from the death of a shareholder), whether by court order or otherwise, he, she or it shall give immediate written notice thereof to the corporation. Whenever the corporation has any other notice or knowledge of any such attempted, impending or consummated foreclosure sale or other involuntary Transfer, it shall give written notice thereof to the shareholder. In either case, the shareholder agrees to disclose forthwith to the corporation all pertinent information in his, her or its possession relating thereto. For a period of fifteen (15) days after the receipt by the corporation or the giving by the corporation of such notice, the corporation shall have the right (the “Option”) to elect to purchase all or any portion of such Class B Common Stock at the Purchase Price as of the date of such notice, and shall signify its acceptance by written notice to that effect to the shareholder or recordholder. Failing such notice, or to the extent that the notice shall specify for purchase less than the entire number of shares of such Class B Common Stock, the Option shall lapse. If there are any shares of Class B Common Stock not purchased by the corporation pursuant to the Option, the unpurchased shares of Class B Common Stock shall be automatically converted pursuant to clause (A)(4)(b)(iii).

(iii)
Automatic Conversion. Upon any Transfer in violation of this subparagraph (A)(4)(b), each share of Class B Common Stock so Transferred shall be and be deemed to be, without further deed or act on the part of any holder or transferee, immediately and automatically converted into fully paid and nonassessable Class A Common Stock at the rate (subject to adjustment as provided above) of one (1) share of Class A Common Stock for each share of Class B Common Stock, and stock certificates, if any, formerly representing outstanding shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock.

(iv)	Legend. Any certificate for shares of Class B Common Stock shall bear a conspicuous legend on its face reading as follows:
“The shares of Common Stock represented by this certificate may not be Transferred (as such term is defined in the Amended and Restated Articles of Incorporation of this corporation and which term includes, without limitation, the entering into of a swap or short sale or other arrangement that transfers any of the economic consequences of ownership of the shares) to any person who does not meet the qualifications and requirements set forth in subparagraph (A)(4)(b) of Article III of the Amended and Restated Articles of Incorporation of this corporation, and no such person who receives the shares represented by this certificate in connection with a Transfer is entitled to own or to be registered as the record holder of the shares of Common Stock represented by this certificate. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing.”
In the case of uncertificated shares, an appropriate notice containing the applicable Transfer restrictions shall be sent to the holder thereof and noted in the corporation’s stock transfer records.

(c)
Class C Common Stock. Shares of Class C Common Stock may not be owned, sold, pledged, encumbered or otherwise Transferred or disposed of except in accordance with the provisions of this subparagraph (A)(4)(c).

(i)
Ownership. Shares of Class C Common Stock shall be owned only by (1) the Quad/Graphics, Inc. Tax Credit Stock Ownership Plan or any successor thereto which otherwise meets the requirements of the following clause (2); and (2) any other employee benefit plan as defined in Section (3) of the Employee Retirement Income Security Act of 1974, as amended, which is intended to satisfy the qualification requirements of Section 401 of the Internal Revenue Code of 1986, as amended.

(ii)
Repurchase Rights. Each holder of Class C Common Stock shall have the continuous right to have the Class C Common Stock held by such holder repurchased by the corporation for cash or its equivalent at the Purchase Price. A holder of Class C Common Stock desiring to exercise the repurchase rights hereunder shall first give written notice thereof to the secretary of the corporation stating (1) the holder’s intent to exercise the repurchase rights; (2) the number of shares to be repurchased by the corporation; and (3) the date of the proposed repurchase (which shall not be less than ninety (90) days after receipt of such written notice by the corporation). Such written notice shall be accompanied by the certificate or certificates representing the Class C Common Stock to be repurchased, duly endorsed, together with executed stock transfer instruments sufficient to effect the repurchase of said Class C Common Stock.

(iii)
Repayment in the Event a Repurchase Limitation Applies. In the event the corporation is unable to pay the full amount of the Purchase Price for all shares tendered because of limitations imposed by the Wisconsin Statutes or by any loan or similar agreement to which it is party, then the corporation shall promptly pay the maximum amount which may be used for the repurchase of the Class C Common Stock under the most restrictive of the applicable limitations upon such repurchase, applying such payments pro rata in the event of more than one tendering holder. Certificates representing all shares which remain unpurchased shall be returned to the holders thereof as soon as practicable thereafter, and the holders shall be entitled thereafter to again exercise their rights of repurchase.

(iv)	Legend. Any certificate for shares of Class C Common Stock shall bear a conspicuous legend on its face reading as follows:
“The shares of Common Stock represented by this certificate may not be Transferred (as such term is defined in the Amended and Restated Articles of Incorporation of this corporation and which term includes, without limitation, the entering into of a swap or short sale or other arrangement that transfers any of the economic consequences of ownership of the shares) to any person who does not meet the qualifications and requirements set forth in subparagraph (A)(4)(c) of Article III of the Amended and Restated Articles of Incorporation of this corporation, and no such person who receives the shares represented by this certificate in connection with a Transfer is entitled to own or to be registered as the record holder of the shares of Common Stock represented by this certificate. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing.”
In the case of uncertificated shares, an appropriate notice containing the applicable Transfer restrictions shall be sent to the holder thereof and noted in the corporation’s stock transfer records.
(B)    Preferred Stock

(1)
The Board of Directors is authorized, subject to limitations prescribed by the laws of the State of Wisconsin and the provisions of this Section (B) of Article III, to provide for the issuance of Preferred Stock from time to time in one or more series with such distinctive serial designations as may be stated or expressed herein or in the resolution or resolutions providing for the issue of such shares adopted from time to time by the Board of Directors, to establish or change the number of shares to be included in each such series and to fix the designation, relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors of the corporation with respect to each series shall include, but not be limited to, determination of the following:

(a)	The number of shares constituting that series and the distinctive designations of that series;

(b)	The dividend rate or rates on the shares of that series and/or the method of determining such rate or rates and the timing of dividend payments on the shares of such series;

(c)	Whether and to what extent the shares of that series shall have voting rights;

(d)
Whether the shares of that series shall be convertible into shares of stock of any other series, and, if so, the terms and conditions of such conversion, including the price or prices and the rate or rates of conversion and the terms of adjustment thereof;

(e)
Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)	The rights of the shares of that series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(g)	The obligation, if any, of the corporation to retire shares of that series pursuant to a sinking fund; and

(h)	Any other relative rights, preferences and limitations of that series.
Except as to the particulars set forth above which may be fixed by the Board of Directors in its discretion and which may vary between different series, all shares of Preferred Stock shall be of equal rank and shall be identical. The shares of each series shall be identical in all respects to all other shares of the same series.

(2)
To the extent permitted by law, any shares of the Preferred Stock retired by purchase, redemption, through conversion or through the operation of any sinking fund account for the purchase or redemption of shares, shall thereafter have the status of authorized but unissued shares of the Preferred Stock, and may thereafter be reissued as part of the same series or may be reclassified and reissued by the Beard of Directors in the same manner as any other authorized but unissued shares of the Preferred Stock.

(3)
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of shares of each series of Preferred Stock shall be entitled to receive out of the assets of the corporation in money or money’s worth the preferential amount, if any, specified in the particular series for each share at the time outstanding together with all accrued but unpaid dividends thereon, before any of such assets shall be paid or distributed to holders of the Common Stock. The holders of the Preferred Stock shall have no rights to participate with the holders of the Common Stock in the assets of the corporation available for distribution to shareholders in excess of the preferential amount, if any, fixed for such Preferred Stock. The consolidation or merger of the corporation with or into any other corporation or corporations or the merger of any other corporation or corporations into the corporation, pursuant to the laws of Wisconsin and of any other applicable state, shall not be deemed a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of the foregoing provisions of this paragraph.

(4)	Preferred Stock shall be entitled to only such voting rights as are fixed by the Board of Directors pursuant to paragraph (B)(l)(c) of this Article III.
(C)    Preemptive Rights
Except as may be granted in a written agreement with the corporation, no holder of any stock of the corporation shall have any preemptive or preferential rights or other subscription rights nor be entitled as of right to purchase or subscribe for any part of the unissued stock of the corporation or of any additional stock issued by reason of any increase of authorized capital stock of the corporation or other securities whether or not convertible into stock of this corporation.
(D)    Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, after there shall have been paid to or set aside for the holders of Preferred Stock the full preferential amounts, if any, to which they are entitled, the holders of outstanding shares of the Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the corporation available for distribution.
(E)    Reserved Shares
The corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of shares of Class B Common Stock and Class C Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all of such then outstanding shares of Class B Common Stock and Class C Common Stock; provided, however, that nothing contained herein shall be construed to preclude the corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock and Class C Common Stock by delivering purchased shares of Class A Common Stock that are then being held as treasury stock. If any shares of Class A Common Stock required to be reserved for purposes of conversion hereunder require registration with or approval of any governmental authority under any Federal or state securities law before being issued upon conversion, the corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be. The corporation will endeavor to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, if any, upon which the outstanding Class A Common Stock is then listed at the time of such delivery.

(F)    No Liability
In connection with any Transfer or conversion of any shares of any class of Common Stock pursuant to or as permitted by the provisions of this Article III, or in connection with the making of any determination referred to in this Article III, neither the corporation nor any director, officer, employee or agent of the corporation shall be liable in any manner for any action taken or omitted in good faith.
ARTICLE IV
The registered office of the corporation is located in Dane County, Wisconsin and the address of such registered office is 8040 Excelsior Drive, Suite 400, Madison, WI 53717, and the name of its registered agent at such address is Corporation Service Company.
ARTICLE V
(A)    General Powers, Number, Classification and Tenure of Directors
The general powers, number, classification, tenure and qualifications of the directors of the corporation shall be as set forth in Sections 3.01 and 3.02 of Article III of the Bylaws of the corporation (and as such Sections shall exist from time to time). Such Sections 3.01 and 3.02 of Article III of the By-Laws, or any provision thereof, may only be amended, altered, changed or repealed by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of stock of the corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class; provided, however, that the Board of Directors, by resolution adopted by the Requisite Vote (as hereinafter defined), may amend, alter, change or repeal Sections 3.01 and 3.02 of Article III of the Bylaws, or any provision thereof, without a vote of the shareholders. As used herein, the term “Requisite Vote” shall mean the affirmative vote of at least two-thirds of the directors then in office plus one director, but in no case more than all of the directors then in office.
(B)    Removal of Directors
Any director may be removed from office, but only for Cause (as hereinafter defined) by the affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of stock of the voting group of shareholders that elected the director to be removed; provided, however, that if the Board of Directors by resolution adopted by the Requisite Vote shall have recommended removal of a director, then the shareholders may remove such director from office without Cause by a majority vote of such outstanding shares. As used herein, “Cause” shall exist only if the director whose removal is proposed (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duties to the corporation in a matter which has a material adverse effect on the business of the corporation and such adjudication is no longer subject to direct appeal.

(C)    Vacancies
Any vacancy occurring in the Board of Directors, including a vacancy created by the removal of a director or an increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum of the Board of Directors; provided, however, that if the vacant office was held by a director elected by a voting group of shareholders, only the remaining directors elected by that voting group shall fill the vacancy. For purposes of this Article V, a director elected by directors to fill a vacant office pursuant to this Section (C) shall be deemed to be a director elected by the same voting group of shareholders that elected the director(s) who voted to fill the vacancy. Any director elected pursuant to this Section (C) shall serve until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.
(D)    Preferred Stock Voting for Directors
Notwithstanding the foregoing or any provisions of the corporation’s Bylaws, whenever the holders of outstanding shares of one or more series of Preferred Stock are entitled to elect a director or directors of the corporation separately as a series or together with one or more other series pursuant to a resolution of the Board of Directors providing for the establishment of such series, the election, term of office, removal and filling of vacancies in respect of such director or directors shall be governed by the resolution of the Board of Directors so providing for the establishment of such series and by applicable law.
(E)    Amendments
Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation (and notwithstanding the fact that a lesser affirmative vote may be specified by law), the affirmative vote of shareholders possessing at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of stock of the corporation generally possessing voting rights in elections of directors, considered for this purpose as one class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, the provisions of this Article V.
ARTICLE VI
As contemplated by Section 180.1706 of the Wisconsin Statutes, prior to January 1, 1991, the corporation expressly elected majority affirmative voting requirements, in place of two-thirds affirmative voting requirements, on all of the subjects covered by the sections set forth in former Section 180.25(2)(a) of the Wisconsin Business Corporation Law.
ARTICLE VII
The Bylaws of the corporation may limit the authority of the shareholders of the corporation to call a special meeting of shareholders to the fullest extent permitted by the Wisconsin Business Corporation Law.

ARTICLE VIII
These Amended and Restated Articles of Incorporation may be amended solely as authorized herein and by law at the time of amendment.